Exhibit 10.2

[SanDisk Letterhead]

____________, 2008

_______________
_______________
_______________

Dear ___________:

As you may know, Section 409A of the Internal Revenue Code (“Section 409A”) imposes new requirements on a wide range of nonqualified deferred compensation arrangements.  Section 409A defines nonqualified deferred compensation arrangements broadly to include stock options and other equity-based awards that do not meet certain requirements set forth in the IRS regulations.  To the extent these awards had not vested as of December 31, 2004 when Section 409A went into effect, they may be subject to the requirements of Section 409A.  Failure to comply with Section 409A may result in severe penalties for you under the tax law.

The purpose of this letter agreement is to amend the agreements that evidence certain stock options granted to you by SanDisk Corporation (the “Company”) in a manner intended to comply with Section 409A.  Specifically, certain of your option grants include a “limited stock appreciation right” (the “Limited SAR”) that would allow you to surrender your option for a cash payment if a “hostile take-over” (as that term is defined in the applicable option plan) of the Company occurs.  The Limited SAR provision may cause your options to be treated as deferred compensation subject to Section 409A.

Below is a list of your outstanding option grants (your “Outstanding Options”) that include the Limited SAR provision and had not vested as of December 31, 2004:

Date of Grant (as indicated on your award agreement)	Per-Share Exercise Price	Total Number of Shares Granted	Shares Not Vested As of 12/31/04

By signing and returning this letter, you agree that, effective immediately, your Outstanding Options are amended so that the Limited SAR provision will not apply to the portion of your option that had not vested as of December 31, 2004.  This letter agreement does not modify any other terms of your Outstanding Options.  In other words, the existing vesting schedule and other provisions of your Outstanding Options will continue in effect.  This letter agreement also does not modify any portion of your Outstanding Options that had vested as of December 31, 2004.

This amendment is intended to help you avoid incurring tax penalties.  Please note that you remain solely liable for your own tax liability with respect to your Outstanding Options.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.  Please contact me at [__________] if you have any questions.

Sincerely,

[Name]
[Title]

Acknowledged and Agreed:

By:
           [Name]